Exhibit 5.1

MJM LIMITED THISTLE HOUSE 4 BURNABY STREET HAMILTON HM 11 P.O. BOX HM 1564 HAMILTON HM FX BERMUDA	TEL FAX WEB	441.292.1345 441.292.2277 WWW.MJM.BM

17 August 2022	Ref. 34852.0002

By Email and by Hand

Borr Drilling Limited S.E. Pearman Building, 2nd floor, 9 Par-la-Ville Road Hamilton HM 11 Bermuda

Dear Sirs,

Borr Drilling Limited (the “Company”)

1.	Subject of Opinion

We are lawyers duly qualified to practise in Bermuda. This opinion as to the laws of Bermuda is addressed to you in connection with the issuance and sale to the Underwriters (as defined below) of 41,666,667 common shares of par value US$0.10 per share in the share capital of the Company (the “Shares”) pursuant to an underwriting agreement between the Company and DNB Markets, Inc., as representative of the several underwriters named in Schedule I thereto (together the “Underwriters”), dated 10 August 2022 (the “Agreement”). The Shares are more fully described in a registration statement filed with the Securities and Exchange Commission (the “Commission”) on Form F-3 (File No. 333-266328) (such registration statement as amended and supplemented from time to time), including the exhibits thereto (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”) and the rules and regulations promulgated thereunder, in respect of the Company.

2.	Documents Examined

For the purposes of this opinion we have examined and relied upon the following (collectively, the “Documents”):

2.1.	a copy of the Registration Statement;

2.2.	a scanned copy of the prospectus supplement dated 10 August 2022, including the base prospectus dated 26 July 2022 (together, the “Prospectus”);

2.3.	a copy of the Agreement;

2.4.	a copy of the following documents of the Company, as certified by the Secretary thereof on 16 August 2022:

(a)	Certificate of Incorporation;

(b)	Certificate of Incorporation on Change of Name;

(c)	Memorandum of Association;

(d)	Bye-laws;

(e)	Certificates of Deposit of Memoranda of Increase of Share Capital;

(f)	Resolutions passed by the Board of Directors of the Company on 9 August 2022 and by the shareholders of the Company on 16 August 2022 (the “Resolutions”);

(g)	Tax Assurance; and

(h)	Register of Directors and Officers;

2.5.	a Certificate of Compliance issued by the Bermuda Registrar of Companies (“ROC”) in respect of the Company dated 16 August 2022; and

2.6.	such other documents as we have deemed necessary in order to render this opinion.

A reference to a document does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto. Except as stated in this paragraph 2, we have not examined any contract, instrument or other document entered into by, or affecting, the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.

3.	Searches

We have also relied upon our searches of the documents of public record relating to the Company maintained by the ROC and on our search of the Cause Book maintained by the Registrar of the Supreme Court of Bermuda, both made on 16 August 2022 (the “Searches”).

4.	Opinion Limited to Bermuda Law

We have made no investigation of the laws of any jurisdiction other than Bermuda and this opinion is given only with respect to Bermuda law as applied by the courts of Bermuda at the date thereof and is governed by, and should be construed in accordance with, those laws. This opinion is limited to the matters stated herein and does not extend to, and is not intended to be extended by implication to, any other matters. This opinion is issued solely for the purposes of the issuance of the Shares and may not be relied upon in respect of any other matter.

5.	Assumptions

In giving this opinion we have assumed:

5.1	the authenticity, accuracy and completeness of all Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised or photo static copies;

5.2	the genuineness of all seals, signatures and markings on the Documents;

5.3	the authority, capacity and power of each of the persons signing the Documents (other than the Company);

5.4	that any representation, warranty or statement of fact or law, other than the laws of Bermuda, made in any of the Documents, is true, accurate and complete;

5.5	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

5.6	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

5.7	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Company in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

5.8	that the information disclosed by the Searches has not been materially altered and that the Searches did not fail to disclose any material information which had been delivered for filing or registration, but was not disclosed or did not appear on the public files or on the Cause Book at the time of the Searches;

5.9	that no litigation, administrative or other proceeding of or before any governmental authority of Bermuda is pending against or affecting the Company;

5.10	that the Company has not passed a voluntary winding-up resolution and that no petition has been presented to or order made by a court for the winding-up or dissolution of the Company;

5.11	that the Resolutions certified as being true and accurate and provided to us in connection with the giving of this opinion were duly passed by the duly elected or appointed directors of the Company or any duly constituted committee thereof and bv the shareholders of the Company; that any provisions contained in the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), or the bye-laws of the Company relating to the declaration of directors’ interests and the convening of, the quorum required for, and voting at the meetings of the directors and the meetings of shareholders were duly observed; and that such Resolutions have not been amended or rescinded, either in whole or in part, and are in full force and effect;

5.12	all Shares corresponding to the First Time of Delivery (as defined in the Agreement) will be issued in compliance with all matters of, and will represent valid and enforceable obligations under, applicable U.S. federal and state securities laws and other laws (other than the laws of Bermuda, in respect of which we are opining); and

5.13	the Registration Statement and the Prospectus, and any amendments thereto, will have become effective.

6.	Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

6.1	the Company is duly incorporated for an indefinite period as an exempted limited company, and is validly existing and in ‘good standing’ under the laws of Bermuda;

6.2	the Shares corresponding to the First Date of Delivery (as defined in the Agreement) have been duly authorised, validly issued, sold and paid for as contemplated in the Prospectus and the Agreement, fully paid and non-assessable; and

6.3	so far as can be ascertained from the Searches, the Company is not engaged in or threatened with any action, suit, or proceeding before any court in Bermuda.

7.	Reservations

We have the following reservations:

7.1.	we have relied upon searches of public records on file at the offices of the ROC and the Registry of the Supreme Court of Bermuda but we note that the records disclosed by those searches may not be complete or up to date;

7.2.	any reference in this opinion to securities being “non-assessable” means, in relation to fully-paid securities of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of securities, that: no security holder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their securities, to satisfy claims of creditors of the Company, or otherwise; and no security holder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he became a security holder, if and so far as the alteration requires him to take, or subscribe for additional securities, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company; and

7.3.	any reference in this opinion to the Company being “in good standing” means having paid all fees and taxes and having made all filings required by the laws of Bermuda in order to maintain the valid existence of the Company pursuant to such laws.

8.	Disclosure

This opinion has been prepared for use in connection with the filing by the Company of a current report on Form 6-K which will be incorporated by reference into the Registration Statement and the Prospectus and is not to be relied upon in respect of any other matter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to such Form 6-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission thereunder, with respect to any part of the Registration Statement.

In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Act.

This opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully,

/s/ MJM Limited

MJM LIMITED